Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Pulse Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(1)	(1)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$10,000,000	0.00014760	$1,476

Fees Previously Paid	—	—	—	—	—	—		—

Total Offering Amounts						$10,000,000		$1,476

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$1,476

(1)

The Registrant previously registered the offer and sale of certain securities, including its common stock, par value $0.001 per share, having a proposed maximum aggregate offering price of $50,000,000 pursuant to Registration Statement on Form S-3 (File No. 333-278322), which was filed on March 28, 2024 and declared effective by the SEC on April 8, 2024 (the “Prior Registration Statement”). As of the date hereof, a balance of $50,000,000 of such securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) of Form S-3, the Registrant is hereby registering the offer and sale of an additional $10,000,000 of its shares of common stock. The additional amount of securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the remaining securities available to be sold under the Prior Registration Statement.